Exhibit 4.5
AMENDEMENT TO ESCROW AGREEMENT

July 16, 2012

This Amendment to Escrow Agreement dated as of the date first written above (the “Amendment”) amends that certain Escrow Agreement dated February 21, 2012 (the “Escrow Agreement”) by and among U.S. Well Services, LLC, a Delaware limited liability company (“USW”), USW Financing Corp., a Delaware corporation (“USW Finance” and together with USW, the “Issuers”), and The Bank of New York Mellon Trust Company, N.A., in its capacity as Trustee under the Indenture referred to below (in such capacity, the “Trustee”) and The Bank of New York Mellon Trust Company, N.A., as escrow agent (in such capacity, the “Escrow Agent”).

RECITALS

WHEREAS, on February 21, 2012, the Issuers sold 85,000 units consisting of $85,000,000 aggregate principal amount of 14.50% Senior Secured Notes due 2017 (the “Notes”) and 85,000 warrants to purchase common equity of the Company (the “Offering”);

WHEREAS, the Issuers and the Trustee have executed and delivered that certain Indenture dated as of February 21, 2012 (as amended or supplemented, the “Indenture”), providing for the issuance of the Notes;

WHEREAS, pursuant to the Indenture and the Escrow Agreement, $37.5 million of the proceeds received by the Issuers as part of the Offering were placed into an escrow account; and

WHEREAS, Issuers have completed a consent solicitation whereby the Holders of at least a majority in aggregate principal amount of the Notes then outstanding have agreed to, among other things, amend the Indenture and the Escrow Agreement.

In consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Issuers, Trustee and Escrow Agent agree as follows:

1.
The definition of “Second Contract Escrow Deposit Amount” contained in the recitals to the Escrow Agreement and in Section 1.1 of the Escrow Agreement is deleted in its entirety and replaced with the following:

“Second Contract Escrow Deposit Amount” shall mean $37,500,000 less all amounts distributed to USW pursuant to Section 4(a) of the Escrow Agreement.”

2.	The definition of “Second Contract Outside Date” contained in Section 1.1 of the Escrow Agreement is deleted in its entirety and replaced with the following:

“Second Contract Outside Date” shall mean July 10, 2012.”

3.	Section 2(a) of the Escrow Agreement is hereby deleted in its entirety and replaced with the following:

“(a)    Until all Escrowed Funds have been disbursed in accordance with the provisions of the Escrow Agreement, the Issuers will maintain the Second Contract Escrow Account with the Escrow Agent.”

4.	Section 3(b) of the Escrow Agreement is hereby deleted in its entirety and replaced with the following:

“(b)    [Reserved].”

5.	Section 4(a) of the Escrow Agreement is hereby deleted in its entirety and replaced with the following:

“(a)    All Escrowed Funds, other than $22,500,000, shall be released to USW promptly after the Escrow Agent has received an Officers’ Certificate from USW to the effect that that certain First Supplemental Indenture between the Issuers and the Trustee is effective and operative.”

6.	Section 4(b) of the Escrow Agreement is hereby deleted in its entirety and replaced with the following:

“(b)     [Reserved].”

7.	Section 4(c) of the Escrow Agreement is hereby deleted in its entirety and replaced with the following:

“(c)    On or within 10 days after the Second Contract Outside Date, the Issuers shall deliver an Officers’ Certificate to the Escrow Agent stating that the Issuers have commenced the Second Contract Repurchase Offer, and the Escrow Agent shall promptly upon receipt thereof release (x) $22,500,000 of Escrowed Funds to the Trustee to consummate the Second Contract Repurchase Offer (as defined in the Indenture) pursuant to Section 4.19 of the Indenture and (y) any remaining amount of Escrowed Funds to USW.”

8.	Section 10.1 of the Escrow Agreement is hereby amended to delete all references to Kelley Drye & Warren LLP and replace them with the following:

“Porter Hedges LLP
1000 Main Street
Houston, Texas 77002
Facsimile No.: (713) 228-1331
Attention: Corey C. Brown”

9.	Section 10.9(b) of the Escrow Agreement is hereby deleted in its entirety and replaced with the following:

“(b)    This Escrow Agreement shall terminate immediately upon the disbursement of the Escrowed Funds in accordance with the provisions of Section 4. The Escrow Agent further agrees to execute and delivery such documents, instruments or other agreements as the Issuers or Purchasers may reasonably request (all at the expense of USW) to evidence the terminations contemplated in this Section 10.9.”

10.	This Amendment may be executed in several counterparts and as so executed, shall constitute one agreement binding upon all of the parties hereto. Copies, telecopies, facsimiles, electronic

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files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law.

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

U.S. WELL SERVICES, LLC

By:    /s/ Brian Stewart
Name:    Brian Stewart
Title:    President and Chief Executive Officer

USW FINANCING CORP.

By:    /s/ Brian Stewart
Name:    Brian Stewart
Title:    President and Chief Executive Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A, as Trustee

By:    /s/ Teresa Petta
Name:    Teresa Petta
Title:    Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A, as Escrow Agent

By:    /s/ Teresa Petta
Name:    Teresa Petta
Title:    Vice President

[Signature Page to Amendment to Escrow Agreement]